STOCK PURCHASE AGREEMENT


                                     between


                                 INFORTE CORP.,
                                    as Buyer,

                                       and

                              DR. GLENN T. STOOPS,
                                 as Shareholder,


                                       for

                        all of the issued and outstanding
                                capital stock of

                              GTS CONSULTING, INC.









                                  July 15, 2005



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                                TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT......................................................1

1. THE TRANSACTION............................................................1

   1.1.     Sale and Purchase of Shares.......................................1
   1.2.     Designated Buyers.................................................1

2. PURCHASE PRICE; PAYMENT....................................................1

   2.1.     Purchase Price....................................................1
   2.2.     Closing Payment...................................................2
   2.3.     Contingent Payment................................................2
   2.4.     Form of First Installment Payment, Second Installment Payment,
            and Contingent Payment (collectively,  the "Follow-on Payments")..3
   2.5.     Change of Control.................................................4
2.6.     Death of Shareholder
2.7.     Security

3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER..............................4

   3.1.     Corporate.........................................................4
   3.2.     Capitalization....................................................5
   3.3.     Authority.........................................................5
   3.4.     No Violation......................................................5
   3.5.     Financial Matters.................................................6
   3.6.     Tax Matters.......................................................6
   3.7.     Receivables.......................................................7
   3.8.     Absence of Certain Changes........................................7
   3.9.     Absence of Undisclosed Liabilities................................8
   3.10.       No Litigation..................................................8
   3.11.       Compliance With Laws and Orders................................8
   3.12.       Title to and Condition of Properties...........................9
   3.13.       Insurance......................................................9
   3.14.       Contracts and Commitments.....................................10
   3.15.       No Default....................................................11
   3.16.       Labor Matters.................................................11
   3.17.       Employee Benefit Plans........................................12
   3.18.       Employees; Compensation.......................................13
   3.19.       Trade Rights..................................................13
   3.20.       Customers.....................................................14
   3.21.       Service Warranty and Liability................................14
   3.22.       Certain Relationships to the Company..........................14
   3.23.       Bank Accounts.................................................14
   3.24.       No Brokers or Finders.........................................14
   3.25.       Investment Intent.............................................15
   3.26.       Disclosure....................................................16

4. REPRESENTATIONS AND WARRANTIES OF BUYER...................................16

   4.1.     Corporate........................................................16


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   4.2.     Authority........................................................16
   4.3.     No Brokers or Finders............................................16

5. COVENANTS.................................................................16

   5.1.     Preservation of Business Relationships and Conduct of Business...16
   5.2.     Other Pre-Closing Actions of Shareholder and the Company.........17
   5.3.     Noncompetition...................................................17
   5.4.     Confidential Information.........................................18
   5.5.     Tax Matters......................................................18
   5.6.     Continuation of Best Efforts.....................................19
   5.7.     Further Assurances...............................................19

6. INDEMNIFICATION...........................................................20

   6.1.     By Shareholder...................................................20
   6.2.     By Buyer.........................................................20
   6.3.     Indemnification of Third Party Claims............................20
   6.4.     Payment..........................................................21
   6.5.     Limitations on Indemnification...................................21
   6.6.     No Waiver........................................................22
   6.7.     Set Off..........................................................23

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..............................23

   7.1.     Representations True.............................................23
   7.2.     Performance of Obligations.......................................23
   7.3.     Receipt of Documents by Buyer....................................23
   7.4.     No Litigation....................................................23
   7.5.     No Company Material Adverse Change...............................24
    7.6.             Consents

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER........................24

   8.1.     Representations True.............................................24
   8.2.     Performance of Obligations.......................................24
   8.3.     Receipt of Documents by Shareholder..............................24
   8.4.     No Litigation....................................................24
    8.5     Consents

9. CLOSING...................................................................25

   9.1.     Closing Date; Location...........................................25
   9.2.     Documents to be Delivered by the Company and Shareholder.........25
   9.3.     Documents to be Delivered by Buyer...............................26

10. TERMINATION OF AGREEMENT.................................................26

   10.1.       Termination...................................................26
   10.2.       Effect of Termination.........................................27

11. MISCELLANEOUS............................................................27

   11.1.       Disclosure Schedule...........................................27
   11.2.       Publicity.....................................................28
   11.3.       Assignment....................................................28



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

   11.4.       Parties in Interest...........................................28
   11.5.       Law Governing Agreement; Consent to Jurisdiction..............28
   11.6.       Severability..................................................28
   11.7.       Amendment and Modification....................................29
   11.8.       Waiver........................................................29
   11.9.       Notice........................................................29
   11.10.      Expenses......................................................30
   11.11.      Equitable Relief..............................................31
   11.12.      Interpretive Provisions.......................................31
   11.13.      Entire Agreement..............................................31
   11.14.      Counterparts..................................................31
   11.15.      Section Headings; Table of Contents...........................31
   11.16.      No Strict Construction........................................32
   11.17.      Definitions...................................................32





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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and effective as of July 15, 2005 between Inforte Corp., a Delaware corporation ("Buyer"), and Dr. Glenn T. Stoops ("Shareholder").

         WHEREAS, Shareholder owns all of the issued and outstanding capital stock of GTS Consulting, Inc., a Georgia corporation (the "Company"), which is engaged in the business of database marketing, data mining and decision support services, including the development of marketing models, transaction analysis, direct marketing, database management, database hosting, and other activities related to the creation of marketing strategies (the "Business") at its facilities located at Roswell, Georgia (collectively, the "Facilities")

         WHEREAS, Buyer desires to purchase from Shareholder, and Shareholder desires to sell to Buyer, all of the outstanding capital stock of the Company, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 11.17.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

         1.     THE TRANSACTION

                1.1. Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Shareholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholder, all of the issued and outstanding shares of the common stock of the Company, no par value, representing all of the issued and outstanding capital stock of the Company (the "Shares").

                1.2. Designated Buyers. Buyer may, upon notice to Shareholder, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable to Shareholder for all obligations of Buyer and any such Affiliate(s) under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Affiliate(s) pursuant hereto.

         2.     PURCHASE PRICE; PAYMENT

                2.1. Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be (a) an amount in cash equal to Two Million One Hundred Twenty-One Thousand Dollars ($2,121,000.00) (the "Initial Payment"); plus (b) an amount equal to Five Hundred Thousand Dollars ($500,000.00) ("First Installment Payment") payable on the first anniversary of the Closing Date,
(c) an amount equal to Five Hundred Thousand Dollars ($500,000.00) ("Second Installment Payment") payable on the second anniversary of the Closing Date, and
(d) an additional amount not to exceed, in the aggregate, One Million Dollars

($1,000,000.00) (the "Contingent Payment") on the terms described in Section 2.3 below.

                2.2. Closing Payment. At the Closing, Buyer shall deliver to Shareholder an amount equal to the Initial Payment, made by wire transfer of immediately available funds to an account that Shareholder, at least forty-eight
(48) hours prior to the time for payment specified hereunder, has designated.

                2.3.    Contingent Payment.

                (a) Calculation of Contingent Payment. The Contingent Payment shall be calculated as follows:

                        (i) Five Hundred Thousand Dollars ($500,000.00), but only in the event that the Net Revenue of the Company attributable to the Business from "*" (""*" Revenue") during the Revenue Measurement Period is equal to or greater than Six Hundred Eighty Eight Thousand Dollars ($688,000.00) (the ""*" Revenue Hurdle");

                        (ii) an additional Five Hundred Thousand Dollars ($500,000.00), but only in the event that (1) the condition of
                Section 2.3(a)(i) is satisfied, and (2) the Net Revenue of the Company attributable to the Business from "*" (""*" Revenue") for the Revenue Measurement Period is equal to or greater than Four Hundred Ninety-Two Thousand Eight Hundred Dollars ($492,800.00) (the ""*" Revenue Hurdle"); and

                        (iii) notwithstanding the foregoing, the "*" Revenue Hurdle and the "*" Revenue Hurdle shall be deemed satisfied if total Net Revenues of the Company attributable to the Business during the Revenue Measurement Period exceed One Million Two Hundred Thousand Dollars ($1,200,000.00).

                (b) Contingent Payment Schedule. The portion of the Contingent Payment described in Section 2.3(a)(i) above shall be paid, if earned, on the third anniversary date of the Closing Date. The portion of the Contingent Payment described in Section 2.3(a)(ii) above shall be paid, if earned, on the fourth anniversary date of the Closing Date.

                (c)     Calculation of Net Revenue.

                        (i) The "*" Revenue and "*" Revenue shall be calculated in a manner consistent with Buyer's practices for timing of revenue and the characterization of revenue.

                        (ii) Subject to the other provisions of this Section 2.3, for purposes of this Section 2.3, the "*" Revenue and "*" Revenue for the Revenue Measurement Period shall be initially calculated by Buyer and reviewed by Buyer's independent public accountants. Buyer shall make available to the Shareholder such information and documentation, including books, records, contracts, audit workpapers, operating and financial reports and other documents and instruments and Buyer's personnel (including its internal and independent accounting personnel) for all


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

                purposes reasonably related to the review and evaluation by Shareholder of the Preliminary Contingent Payment Statement (as defined below).

                        (iii) The initial determination of "*" Revenue and "*" Revenue shall be made by Buyer on or before thirty (30) days following the expiration of the Revenue Measurement Period and a statement (the "Preliminary Contingent Payment Statement") regarding the same, including supporting information regarding the calculation of the "*" Revenue and "*" Revenue, will be delivered to Shareholder on or before such date. If, within fifteen (15) days after delivery of the Preliminary Contingent Payment Statement, Shareholder shall determine that there is an inaccuracy in the Preliminary Contingent Payment Statement, Shareholder shall deliver to Buyer a written notice ("Dispute Notice") setting forth such alleged inaccuracy (the "Disputed Matters"). Buyer and Shareholder shall endeavor in good faith to resolve the Disputed Matters by mutual agreement. If, within fifteen (15) days after Shareholder delivers the Dispute Notice to Buyer (the "Negotiation Period"), all Disputed Matters are resolved to the mutual satisfaction of Buyer and Shareholder, the Preliminary Contingent Payment Statement shall be revised to reflect such understanding and such revised Preliminary Contingent Payment Statement shall be the "Contingent Payment Statement" for purposes of this Agreement. If Buyer and Shareholder are unable to reach a mutually satisfactory resolution of any Disputed Matter within the Negotiation Period, Buyer and Shareholder shall promptly submit any Disputed Matters to the Independent Accountant. Such submission may include any additional statements or supporting materials furnished on a timely basis by Buyer or Shareholder. The decision of the Independent Accountant shall be binding on the Parties, the Preliminary Contingent Payment Statement shall be revised to reflect such decision and such revised Preliminary Contingent Payment Statement shall be the "Contingent Payment Statement" for purposes of this Agreement. If the Contingent Payment Statement reflects that Shareholder would be entitled to a Contingent Payment greater than the Contingent Payment based on the Preliminary Contingent Payment Statement, all fees of and costs incurred by the Independent Accountant shall be borne by Buyer. If the Contingent Payment Statement reflects that Shareholder would not be entitled to a greater Contingent Payment, all fees of and costs incurred by the Independent Accountant shall be borne by Shareholder. In the event that Shareholder does not deliver a Dispute Notice within fifteen
                (15) days after the delivery of the Preliminary Contingent Payment Statement, the Preliminary Contingent Payment Statement shall be the "Contingent Payment Statement" for purposes of this Agreement.

                2.4. Form of First Installment Payment, Second Installment Payment, and Contingent Payment (collectively, the "Follow-on Payments").

                (a) Composition of Follow-on Payments. Each Follow-on Payment shall consist of (i) cash in an amount equal to eighty percent (80%) of such Follow-on Payment and (ii) that number of shares of Buyer common stock equal to twenty percent (20%) of such Follow-on Payment ("Restricted Shares"). For purposes of determining the number of


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

         Restricted Shares payable for each Follow-on Payment, the price of the Buyer common stock will be the closing price on the second business day preceding the day on which the Follow-on Payment is scheduled to be made; provided, however, that in the event that Buyer's stock price falls below Three Dollars ($3.00)] per share, Buyer may in its sole discretion elect to pay all or any part of the Restricted Shares portion of the Follow-on Payment as a cash payment.

                (b) Restriction on Share Transfers. Shareholder shall be prohibited from Transferring Restricted Shares until the second anniversary of the receipt of such Restricted Shares.

                (c) Applicability of Securities Act. The distribution of shares to Shareholder as part of each Follow-on Payment will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such Restricted Shares will be "restricted securities" as defined by 17 C.F.R. ss. 230.144 promulgated under the Securities Act. Thus, in addition to the Transfer restriction provided in the foregoing Section 2.4(b), the Transfer of Restricted Shares will be subject to rules described in 17 C.F.R. ss. 230.144. By executing this Agreement, Shareholder acknowledges that he is knowledgeable of the various transfer restrictions which may be imposed by the Securities Act and agrees to hold Buyer and any of its directors, officers, employees, and shareholders harmless with regard to any loss or perceived loss suffered by Shareholder as a result of the application of the Securities Act to his Restricted Shares.

                2.5. Change of Control. In the event that a Change of Control Event occurs prior to the expiration of the Revenue Measurement Period, then the conditions of Sections 2.3(a)(i) and (ii) shall immediately be deemed satisfied. The Contingent Payment schedule described in Section 2.3(b) shall not be affected by a Change of Control Event.

                2.6 Restructure of the Company. In the event that, prior to the expiration of the Revenue Measurement Period, the Company (i) shall no longer be a direct or indirect wholly owned subsidiary of Buyer or (ii) is the subject of a corporate restructuring by way of merger or otherwise, such that the Company shall no longer be a separate legal entity, then the conditions of Sections 2.3(a)(i) and (ii) shall immediately be deemed satisfied. The Contingent Payment schedule described in Section 2.3(b) shall not be affected by such deemed satisfaction.

                2.7 Death of Shareholder. In the event Shareholder dies prior to the expiration of the Revenue Measurement Period, then the conditions of Sections 2.3(a)(i) and (ii) shall immediately be deemed satisfied. The Contingent Payment schedule described in Section 2.3(b) shall not be affected by the death of Shareholder.

                2.8     Security.

                (a) In the event that (i) Buyer fails to maintain the Buyer Net Working Capital at or above Fifteen Million Dollars ($15,000,000.00) (the "Buyer Net Working Capital Threshold"), provided that the Buyer Net Working Capital Threshold shall be reduced to Ten Million Dollars ($10,000,000.00) if, after the first anniversary date of the Closing Date, the Contingent Payment has not been earned, or, after the second anniversary date of the Closing Date, the First


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         Installment Payment and the Second Installment Payment have been paid or otherwise satisfied, or (ii) a Buyer Material Adverse Event has occurred and is continuing, then Buyer promptly shall deposit cash to secure payment of the Follow-on Payments in an escrow account with a financial institution reasonably satisfactory to Shareholder, on terms and conditions mutually reasonably satisfactory to Buyer, Shareholder and escrow agent, in an amount equal to eighty percent (80%) of the sum of (i) the then unpaid amount of the First Installment Payment and the Second Installment Payment, if any, plus, (ii) the then earned and unpaid Contingent Payment, if any.
         It is the intention of Buyer and Shareholder that the escrow account, if established, will give Shareholder, to the extent permitted by law a first priority security interest or the equivalent thereof, in the escrow account funds. Buyer shall take all action reasonably requested to allow for, to the extent permitted by law, a first priority security interest, or the equivalent thereof, in favor of Shareholder in the escrow account funds

                (b) A "Buyer Material Adverse Event" shall mean either of the following:

                        (i) Other than such litigation as is disclosed in Buyer's most current Quarterly Report on Form 10-Q filed with the SEC on May 13, 2005, Buyer is the defendant in a lawsuit or arbitration proceeding, for which

                                (A) The amount of damages claimed against Buyer is greater than the amount of the Buyer Net Working Capital at the time of the initiation of such lawsuit or arbitration proceeding minus the Buyer Net Working Capital Threshold (the "Litigation Dollar Threshold"), and

                                (B) One year has passed since the initiation of such lawsuit or arbitration proceeding or, if prior to the one-year anniversary of the initiation of such lawsuit or arbitration proceeding, Buyer has filed a motion for summary judgment or a motion to dismiss all or a portion of the claims asserted in such lawsuit or arbitration proceeding (but only if claims not subject to such motion or motions are, by themselves, for an aggregate amount less than the Litigation Dollar Threshold), until a ruling denying such motion for summary judgment or motion to dismiss has occurred; or

                        (ii) Buyer has been indicted of a criminal offense material to Buyer's business.

                (c) If Buyer Net Working Capital falls and remains below Twenty Million Dollars ($20,000,000.00), then, subject to Shareholder executing such confidentiality agreement as Buyer reasonably deems appropriate, Buyer shall provide Shareholder with a monthly statement of the Buyer Net Working Capital.


         3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.


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

                3.1. Corporate. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. the Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Schedule 3.1 lists each jurisdiction in which the Company is so licensed or qualified. The Company does not own, directly or indirectly, any capital stock or other equity or ownership interest of any corporation, limited liability company, partnership or other entity. The Company has not engaged in any business other than the Business. Shareholder has made available to Buyer true, correct and complete copies of the following, to the extent they exist: Company's charter, bylaws, stock records and minute books, including minutes or consents reflecting all actions taken by the directors and shareholders of the Company.

                3.2. Capitalization. The authorized capital stock of the Company consists of all shares of no par value common stock, 100 of which shares are presently issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued in compliance with all applicable laws, and are fully paid and nonassessable. There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating Shareholder or the Company, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any shares of capital stock of or other equity interest in the Company, or any agreement, document, instrument or obligation convertible or exchangeable therefore. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which Shareholder or the Company is a party or by which Shareholder or the Company is bound with respect to the voting of any equity capital of the Company. Shareholder is the sole record and beneficial owner of the Shares, and owns the Shares free and clear of any Lien.

                3.3. Authority. Shareholder has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each other agreement, certificate and instrument to be executed by him in connection with or pursuant to this Agreement (collectively, the "Shareholder Documents"). This Agreement has been, and by the Closing each other Shareholder Document will be, duly executed and delivered by the Shareholder. This Agreement constitutes, and when executed and delivered the other Shareholder Documents will constitute, valid and binding agreements of Shareholder, enforceable in accordance with their respective terms.

                3.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Shareholder pursuant hereto nor the consummation by Shareholder of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any consent, approval or other action by or notice to any Governmental Entity or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon the


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Shares or any assets of the Company under any term or provision of the charter, bylaws or similar organizational documents of the Company or any Contract or restriction of any kind or character to which the Company or Shareholder is a party or by which the Company, Shareholder or the Shares may be bound or affected.

                3.5. Financial Matters. Included as Schedule 3.5 are true, correct and complete copies of financial statements of the Company consisting of
(i) the financial statements (including a statement of assets, liabilities and stockholders' equity--income tax basis and the related statements of revenues and expenses--income tax basis of the Business for each of the fiscal years ended December 31, 2002, 2003 and 2004 (including notes contained therein or annexed thereto), and (ii) a statement of assets, liabilities and stockholders' equity - income tax basis as of July 9, 2005 (including notes contained therein or annexed thereto) (the "Recent Balance Sheet"), and the related unaudited statements of revenues and expenses - income tax basis for the fiscal year to date period then ended. All of such financial statements are prepared in accordance with GAAP except as otherwise described in Schedule 3.5 applied on a consistent basis and have been prepared from and are consistent with the books and records of the Company and fairly present, in all material respects, the assets, liabilities, and stockholders' equity of the Company and its revenues and expenses as of the dates and for the periods indicated.

                3.6.    Tax Matters.

                (a) S Corporation. For all periods from the date of its formation up to and including the Closing Date, the Company (and any predecessor of the Company) has had in effect a valid election under Code ss. 1362 to be an S corporation within the meaning of Code ss. 1361(a). Except as set forth on Schedule 3.6(a), the Company does not own, and has not owned at any time during the ten (10) year period preceding the Closing Date, the stock of any corporation that is a "qualified subchapter S subsidiary" within the meaning of Code ss. 1361(b)(3)(B), with respect to the Company. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the ten (10) year period preceding the Closing Date, (i) acquired assets from another corporation in a transaction in which the Company's (or such subsidiary's) tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor for federal income tax purposes or (ii) acquired from any other person the stock of any corporation that is or was (during such ten (10) year period) a qualified subchapter S subsidiary of the Company.

                (b) Provision For Taxes; Tax Returns. (i) All Tax Returns required to be filed with respect to the Company or relating to the Business or the assets thereof on or before the date hereof have been timely filed; (ii) all such Tax Returns, when filed, were true, correct and complete; (iii) all Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to the Company or relating to the Business or the assets thereof have been paid; (iv) all Taxes imposed on the Company or relating to the Business or assets of the Company for any taxable period (or a portion thereof) ending on or prior to the date hereof which are not yet due and payable have been properly reserved for on the books and records of the Company; and (v) all Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and


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

         timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and, to the extent due on or prior to the Closing Date, will be duly and timely paid to the proper governmental authorities. Except for the extension identified on
         Exhibit 3.6(b), an extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

                (c) Tax Audits. No Tax Returns relating to the Business required to be filed by or on behalf of the Company or Shareholder, including, without limitation, any federal and state income and franchise Tax Returns, have been audited by the IRS or any other taxing authorities, and neither Shareholder nor the Company has received any
         (i) notice of underpayment of Taxes or other deficiency relating to the Business that has not been paid or (ii) objection to any Tax Return filed by or on behalf of Shareholder or the Company relating to the Business. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return required to be filed by or on behalf of Shareholder or the Company relating to the Business.

                (d) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                (e) Other. Neither Shareholder nor the Company has (i) applied for any Tax ruling relating to the Business, (ii) been a party to a closing agreement with any Taxing authority relating to the Business, (iii) made any payments, or been a party to any Contract (including this Agreement), that under any circumstances could obligate it to make payments that are not deductible because of Code ss. 280G,
         (iv) been a party to any Tax allocation or Tax sharing Contract or (v) been a member of an affiliated group of corporations that filed a consolidated Tax Return. The Company is not a "United States real property holding company" within the meaning of Code ss. 897.

                3.7. Receivables. All accounts receivable of the Company (a) arose out of arm's length transactions actually made in the ordinary course of the Business, (b) are valid and legally binding obligations of the parties obligated to pay such amounts, (c) are collectible in the ordinary course of the Business without the necessity of commencing litigation and (d) are subject to no counterclaim or setoff. Schedule 3.7 contains an aged schedule of accounts receivable as of the date that is two (2) days prior to the Closing Date.

                3.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since December 31, 2004, there has not been:

                (a) No Company Material Adverse Change. Any material adverse change in the assets, liabilities, business, operations, results of operations, condition (financial or otherwise) or prospects of the Company or the Business ("Company Material Adverse Change"). Without limiting the generality of the foregoing sentence, Company Material Adverse Change shall include, but not be limited to, (i) the termination of, or material reduction in, the "*" customer relationship or (ii) a greater than 20% reduction in the Projected Revenues or net income to be generated after the Closing. "Projected Revenues" means Net Revenues of One Million Five Hundred Thousand ($1,500,000.00) projected for the Revenue Measurement Period.

                (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business.

                (c) No Increase in Compensation. Any increase in the compensation, salaries, commissions, wages, bonuses or benefits payable or to become payable to any employees or agents of the Company.

                (d) Credit. Any grant of credit by the Company to any customer of the Business on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change made by the Company in the terms of any credit heretofore extended in connection with the Business or any other change of the Company's policies or practices with respect to the granting of credit in connection with the Business.

                (e) No Distributions. Any distribution of the Company assets to Shareholder or any other Person other than distributions that were made in the ordinary course of the Business consistent with past practice to provide cash to Shareholder to satisfy current Tax liabilities.

                (f) No Unusual Events. Any other event or condition not in the ordinary course of the Company's operation of the Business, including (i) any sale, lease, grant or other disposition of any material properties or assets, (ii) any entering into, amendment or early termination of any material Contract relating to or affecting the Business or (iii) any release or waiver of any material claims or rights relating to or affecting the Business.

                3.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the Recent Balance Sheet, or in Schedule 3.9, to the knowledge of Shareholder, the Company does not have any liabilities relating to or affecting the Business, other than: (a) commercial liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of the Business consistent with past practice, none of which has had or is reasonably likely to have a material adverse effect on the assets, liabilities, business, operations, results of operations, condition (financial or otherwise) or prospects of the Company or the Business; or (b) liabilities disclosed in this Agreement or in the Disclosure Schedule.

                3.10. No Litigation. Except as set forth in Schedule 3.10, there are currently no pending or, to the knowledge of Shareholder, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations (collectively, "Litigation") by any Person against or relating to Shareholder, the Company or any director, employee or agent (in their capacities as such) of the Company or to which the Shares or any of the assets of the Company is subject, and no basis therefor. Neither the Company nor Shareholder, as relates to the Company, the Business or the Shares, is subject to or bound by any currently existing judgment, order, writ, injunction or decree. No lawsuit or administrative proceeding has been commenced against the Company or, as Shareholder as relates to the Business, during the last five years.

                3.11.   Compliance With Laws and Orders.

                (a) Laws and Orders. The Company is and has been in compliance in all material respects with all applicable Laws and Orders. Neither Shareholder nor the Company has received notice of any violation or alleged violation of any Laws or Orders with respect to the Business. All reports related to the Business required to be filed by or on behalf of the Company with any Governmental Entity have been filed and, when filed, were true, correct and complete.

                (b) Licenses and Permits. The Company has all material licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business and the operation of the Facilities. All such licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 3.11(b), and are in full force and effect. Except as set forth in Schedule 3.11(b), the Company (including its operations, practices, properties and assets) is and has been in compliance with all such licenses, permits, approvals, certifications, consents and listings.

                (c) Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.11, the Company in respect of the operations, practices, properties and assets of the Business is and has been in compliance in all material respects with all Environmental Laws.

                3.12.   Title to and Condition of Properties.

                (a) Set forth in Schedule 3.12(a) is a complete list (including the street address, where applicable) of: (i) all real property leased by the Company (the "Leased Real Property"); (ii) each vehicle owned or leased by the Company; and (iii) each other asset owned or leased by the Company with a book value of $5,000 or more (each a "Material Asset" and collectively, the "Material Assets"). The Material Assets constitute all of the assets required in order to conduct the Business as currently conducted by the Company.

                (b) The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liabilities and Liens, other than: (i) statutory Liens securing current Taxes and other obligations that are not yet delinquent; and
         (ii) Liens described in Schedule 3.12(b). The Company holds a valid leasehold interest in all of the leased assets of the Company.

                (c)     The Company owns no real property.

                (d) The assets of the Company, including any assets held under leases or licenses, are in good condition and repair, ordinary wear and tear excepted, are in good working order and have been properly and regularly maintained and are sufficient to carry on the Business as conducted during the preceding twelve (12) months.

                3.13. Insurance. Schedule 3.13 sets forth a true, correct and complete list and description of all policies of insurance currently in effect with respect to the Business (collectively, "Business Insurance Policies"). All general liability policies maintained by or for the benefit of the Company relating to the operations of the Business (collectively, "Liability Policies") have been "occurrence" policies and not "claims made" policies. All Business

Insurance Policies and Liability Policies are valid, outstanding and enforceable policies. To Shareholder's knowledge, none of the insurance carriers providing coverage under any of the Business Insurance Policies or Liability Policies has declared bankruptcy or provided notice of insolvency to the Company or Shareholder. The Company has duly and timely made all claims that it has been entitled to make under all such policies. To Shareholder's knowledge, no Business Insurance Policy (nor any previous policy) or Liability Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. There is no claim by the Company pending under any Business Insurance Policy or Liability Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Shareholder's knowledge, there is no basis for denial of any pending claim under any Business Insurance Policy or Liability Policy.

                3.14.   Contracts and Commitments. Except as set forth in
Schedule 3.14:

                (a) Real Property Leases. The Company has no oral or written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, "Contracts") for the lease or occupancy of Leased Real Property.

                (b) Personal Property Leases. The Company has no Contracts for the lease or use of personal property used, held for use or acquired or developed for use primarily in the Business (collectively, "Personal Property Leases") involving any remaining consideration, termination charge or other expenditure in excess of One Thousand Dollars ($1,000.00) or involving performance over a period of more than twelve (12) months.

                (c) Customer Contracts. The Company has no Contracts in respect of the Business that aggregate in excess of One Thousand Dollars ($1,000.00) to or from any customer or client of the Company. The Company has no Contracts with any customer or client except those made in the ordinary course of the Business at arm's length.

                (d) Supplier/Vendor Contracts. The Company has no Contracts in respect of the Business that aggregate in excess of One Thousand Dollars ($1,000.00) to or from any supplier or vendor of the Company. The Company has no Contracts with any supplier or vendor except those made in the ordinary course of the Business at arm's length.

                (e) Contracts for Services. The Company has no Contract in respect of the Business with any officer, employee, agent, consultant or other third party performing similar functions that is not cancelable by the Company on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever.

                (f) Powers of Attorney. The Company has not given a power of attorney that is currently in effect in connection with or affecting the Company or the Business.

                (g) Collective Bargaining Agreements. The Company has no Contract with any collective bargaining groups representing or purporting to represent employees who perform services primarily for the benefit of the Business.

                (h) Loan Agreements. The Company has no loan Contract, promissory note, letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise, in respect of the Business.

                (i) Guarantees. The Company has not guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by the Company in the ordinary course of the Business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity in connection with or affecting the Company or the Business.

                (j) Governmental Contracts. The Company has no Contract with any Governmental Entity in connection with or affecting the Business.

                (k) Agreements Relating to Trade Rights. The Company has no consulting, development, joint development or similar Contract relating to any of the Business Trade Rights, nor does the Company have any Contract requiring the Company to assign its interest in any Business Trade Rights.

                (l) Restrictive Agreements. The Company is not subject to any Contract or obligation prohibiting or restricting the Company from competing in any business or geographical area, or soliciting customers or employees, or therwise restricting it from carrying on any business anywhere in the world.

                (m) Other Material Contracts. The Company has no other Contract of any nature in connection with or affecting the Business and involving consideration or other expenditure in excess of One Thousand Dollars ($1,000.00), or involving performance over a period of more than twelve (12) months, or that is otherwise individually material to the operations of the Business.

                3.15. No Default. No event or omission has occurred that, currently or through the passage of time or the giving of notice, constitutes or would constitute a material default by the Company under any Contract relating to or affecting the Business or cause the acceleration of any of the Company's obligations thereunder or result in the creation of any Lien on any of the Company's assets. To Shareholder's knowledge, no event or omission has occurred that, currently or through the passage of time or the giving of notice, would constitute a default by such third party under any such Contract, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Contract listed on Schedule 3.14 is in full force and effect and is a valid and binding agreement enforceable against the Company and, to Shareholder's knowledge, the other party or parties thereto in accordance with its terms.

                3.16. Labor Matters. The Company has not experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements in connection with or affecting the Business. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company that involves or relates to the Business nor any secondary boycott with respect to any products or services of the Business. No question concerning representation has been raised or is threatened relating to the employees of the Company who perform services primarily for the benefit of the Business.

                3.17.   Employee Benefit Plans.

                (a) Disclosure. Schedule 3.17(a) sets forth a true, correct and complete list of all plans, programs, Contracts, policies and practices providing benefits to any current or former employee, director or independent contractor who performs or performed services primarily for the benefit of the Business, or a beneficiary or dependent thereof, sponsored or maintained by the Company or any ERISA Affiliate, to which the Company or any ERISA Affiliate has contributed, contributes or is obligated to contribute, or under which the Company or any ERISA Affiliate had or has any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, "parachute," severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, "golden parachutes," collective bargaining agreements, "employee benefit plans" (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the "Employee Plan/Agreement"). No Employee Plan/Agreement is a plan subject to Title IV of ERISA or a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither the Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such plan or multiemployer plan. The Company has provided true, correct and complete copies of each Employee Plan/Agreement to Buyer.

                (b) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from the Employee Plan/Agreement (or from the Company with respect to each such Employee Plan/Agreement) have been made; (ii) the Employee Plan/Agreement conforms to all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were true, correct and complete; (iv) there have been no "prohibited transactions" (within the meaning of Sections 406 and 407 of ERISA or Code ss. 4975) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement; (v) each Employee Plan/Agreement that is intended to qualify under Code ss. 401 has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Code ss. 501(a), and nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; (vi) there are no Litigation pending (other than routine Litigation for benefits) or, to Shareholder's knowledge, threatened with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vii) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                (c) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of the Company beyond their retirement or other termination of service.

                (d) No Triggering of Obligations or Other Binding Commitments. The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Code ss. 4975 for which an exemption is not available. Company has no announced plan legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

                3.18. Employees; Compensation. Schedule 3.18 contains a true, correct and complete list of (a) all employees of the Company, (b) each such employee's title, duties and location of employment, (c) each such employee's employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States, or for any other reason) and (d) each such employee's annual rate of compensation, including bonuses and incentives. Schedule 3.18 also contains a true, correct and complete list by location in the United States of the number of former employees of the Company whose employment was terminated within the eighteen (18) month period preceding the date hereof. Schedule 3.18 also contains a true, correct and complete list of qualified beneficiaries eligible for COBRA continuation coverage benefits under any Employee Plan/Agreement that is a "group health plan" (as defined in Code ss. 5000(b)(1) or Section 607(1) of ERISA).

                3.19. Trade Rights. Schedule 3.19 contains a true, correct and complete list of all Business Trade Rights (to the extent susceptible to listing). No registrations or applications relating to Business Trade Rights have been made or filed. To Shareholder's knowledge, the Company is not infringing and has not infringed any Trade Rights of another in the operations of the Business. To Shareholder's knowledge, no person or entity is infringing or has infringed any of the Business Trade Rights. Except as set forth in
Schedule 3.19, no person or entity other than the Company has any right to use any of the Business Trade Rights, and in its conduct of the Business, the Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. All material Trade Rights that are used by the Company in the operations of the Business are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. To conduct the Business, the Company does not require any Trade Rights that it does not already have. The Company has maintained the confidentiality of all Business Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Business Trade Rights.

                3.20. Customers. Schedule 3.20 contains a true, correct and complete list of all customers of the Business for each of the two (2) most recent fiscal years showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party. Shareholder has no knowledge of any facts indicating, nor any other reason to believe, that any of the customers described in Schedule 3.20 will not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore.

                3.21. Service Warranty and Liability. Schedule 3.21(a) contains a true, correct and complete copy of the Company's standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the re-performance of Services under which the Company could have any Liability. Schedule 3.21(b) sets forth the aggregate annual cost to the Business of performing warranty obligations for each of the previous three (3) fiscal years and the current fiscal year through June 30, 2005. Schedule 3.21(b) also contains a description of all pending warranty claims. Since December 31, 2001, the Company has not made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective.

                3.22. Certain Relationships to the Company. No Affiliate of Shareholder or the Company has any direct or indirect interest in or other business relationship or arrangement with (a) any person or entity that does business with the Company or (b) any property, asset or right that is used by the Company. All obligations of any Affiliate of Shareholder or the Company to the Company, and all obligations of the Company to any Affiliate of Shareholder or the Company, in each case that relate to or affect the Business, are described in Schedule 3.22.

                3.23. Bank Accounts. Schedule 3.23 sets forth all bank accounts of the Business, including the name of each bank, savings and loan or other financial institution in which the Company has any account or safe deposit box, the type and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

                3.24. No Brokers or Finders. Neither Shareholder nor the Company retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

                3.25.   Investment Intent.

                (a) Shareholder acknowledges that he has been offered the opportunity to obtain information, to verify the accuracy of the information received and to evaluate the merits and risks of investment in the Restricted Shares and to ask questions and receive satisfactory answers from Buyer concerning the terms and conditions of such investment. Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Restricted Shares. In making the decision to acquire Restricted Shares, Shareholder has relied solely upon independent investigations made by him and Shareholder is not relying upon any statements or instruments made by any Person other than Buyer and Buyer's representatives in making his decision to acquire Restricted Shares. Shareholder is able to bear the complete loss of his investment in Restricted Shares.

                (b) Shareholder represents and warrants that he is an "accredited investor" within the meaning of 17 C.F.R. ss. 230.501 promulgated under the Securities Act. In making this representation and warranty Shareholder hereby confirms that at least one of the following statements is true:

                        (i) As of the Closing Date, Shareholder's individual net worth, or his joint net worth with his spouse, exceeds One Million Dollars ($1,000,000.00); or

                        (ii) As of the Closing Date, Shareholder had an individual income in excess of Two Hundred Thousand Dollars ($200,000.00) in each of the two most recent years or Shareholder's joint income with his spouse exceeded Three Hundred Thousand Dollars ($300,000.00) in each of the two most recent years, and Shareholder has a reasonable expectation of reaching the same income level in the current year.

                (c) Shareholder understands that the Restricted Shares have not been and are not being registered either with the SEC or with any Governmental Entity charged with regulating the offer and sale of securities under the securities laws of his state of residence, and are being offered and sold pursuant to the exemption from registration under Section 4(2) of the Securities Act, and limited exemptions provided by the "Blue Sky" laws of his state of residence, and that no United States governmental agency has recommended or endorsed the Restricted Shares or made any finding or determination relating to the fairness for investment in the Restricted Shares.

                (d) Shareholder is acquiring the Restricted Shares solely for his own account, for investment purposes and not with a view to, or with any intention of resale, distribution or other disposition in violation of the Securities Act or any other applicable Laws.

                (e) Shareholder understands and agrees that because the offer and sale of the Restricted Shares have not been registered under United States federal or state securities laws, the Restricted Shares may not at any time be sold or otherwise disposed of by Shareholder unless the Restricted Shares are registered under the Securities Act or there is applicable to such sale or other disposition an exemption from registration under the Securities Act and applicable state securities laws. Shareholder further understands that Buyer has no obligation or present intention to register the Restricted Shares.

                (f) Shareholder is a bona fide resident of the state set forth in his address for notice set forth in Section 12.9 below.

                3.26. Disclosure. No representation or warranty by Shareholder in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Shareholder pursuant to this Agreement, to Shareholder's knowledge, contains or shall contain any untrue statement of material fact or, to Shareholder's knowledge, omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         4.     REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer makes the following representations and warranties to Shareholder, each of which is true and correct on the date hereof and shall the survive the consummation of the transactions contemplated hereby.

                4.1. Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms.

                4.3. No Brokers or Finders. Buyer has not retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

         5.     COVENANTS

                5.1. Preservation of Business Relationships and Conduct of Business. Shareholder covenants and agrees that, pending the Closing, unless Buyer shall otherwise agree in writing, (i) the Company shall conduct its business in the ordinary and usual course in all material respects consistent with past practice; (ii) Shareholder and the Company shall, except as mutually agreed, use commercially reasonable best efforts to preserve and maintain for the benefit of Buyer the good will of the Company's business and the goodwill and relationship of the Company with each of its customers, suppliers and employees; (iii) the Company shall use commercially reasonable best efforts to maintain its current work force; and (iv) the Company will not amend or terminate any Employee Benefit Plan or any trust established thereunder.

                5.2. Other Pre-Closing Actions of Shareholder and the Company. Shareholder covenants and agrees that, pending the Closing, (i) neither Shareholder nor the Company shall take any action that is inconsistent with the satisfaction of any condition set forth in Article 7; (ii) Shareholder shall furnish Buyer, as promptly as practicable, with such documents and information relating to the Company as Buyer from time to time reasonably may request; (iii) Shareholder shall provide Buyer with such access to the Company as Buyer from time to time reasonably may request during normal business hours to conduct one or more inspections thereof; provided, however, that such inspections shall not unreasonably interfere with the Company's conduct of its business and that Buyer shall be accompanied by Shareholder's designated representative; (iv) the Company shall pay and perform all of its debts, obligations and liabilities as and when they become due in the ordinary course; (v) the Company shall not issue or sell any shares of capital stock or other securities convertible into or exchangeable for such securities, including options, warrants to purchase or rights to subscribe for any shares of capital stock, except for shares of common stock issuable upon exercise of Options; (vi) the Company shall not declare or pay any dividends or make any distributions to Shareholder or otherwise make any payment, or commit to make any payment, to Shareholder or any Affiliate of Shareholder, except for (A) compensation to Shareholder, as an employee of the

Company, in the ordinary and usual course of business consistent with past practice or (B) distributions to Shareholder necessary to pay applicable state and federal income tax attributable to the 2005 operations of the Business occurring prior to the Closing, provided that, prior to such distribution, the Company shall notify Buyer of its intent to make such distribution, providing Buyer with all information necessary to confirm the appropriate amount of such consideration and a right to object thereto, and (vii) Shareholder shall use his commercially reasonable best efforts to obtain any consents, which shall be reasonably satisfactory in form and substance to Buyer, of all persons or entities whose consents are necessary to consummate the transactions contemplated by this Agreement.

                5.3. Noncompetition. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Business, Shareholder agrees that, for a period of three (3) years after the Closing Date, Shareholder will not, directly or indirectly:

                (a) engage in, continue in or carry on any business that competes in any aspect of the Business, including owning or controlling any financial interest in any Competitor;

                (b) consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Business, including endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor; or

                (c) solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, the Business, or assist any third party with respect to any of the foregoing, unless such person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates for a period of six
         (6) consecutive months;

provided, however, that the foregoing shall not prohibit the ownership of not more than one percent (1%) of the securities of any publicly-traded entity. The geographic scope of this covenant not to compete shall extend throughout the United States, Canada, Mexico and those European countries listed on Exhibit
5.3. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or any portion of the Business or the Shares. Recognizing the specialized nature of the Business, Shareholder acknowledges and agrees that the restrictions of this covenant not to compete are reasonable.

                5.4. Confidential Information. Shareholder shall maintain all Confidential Information in strict confidence and secrecy, and shall not, directly or indirectly, (a) use any Confidential Information for any purpose,
(b) disclose any Confidential Information to any person or entity other than Buyer, (c) keep or make copies of any documents, records or property of any nature whatsoever containing any Confidential Information or (d) assist any other person or entity in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between Shareholder and Buyer and except to the extent explicitly requested in writing by Buyer. Notwithstanding the foregoing, Shareholder may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that Shareholder, (i) provides Buyer with prior written notice thereof, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any Confidential Information so disclosed. Nothing in this Agreement reduces any obligation of Shareholder to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition. If, at any time after the Closing, Shareholder discovers that he is in possession of any records containing any Confidential Information, then he shall immediately deliver such records to Buyer. Shareholder shall not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

                5.5.    Tax Matters.

                (a) Shareholder shall join with Buyer in making an election under Code ss. 338(h)(10) and Treasury Regulation ss.ss. 1.338(h)(10)-1(a) and (d)(1)(iii), and any corresponding elections permitted under state or local Law, with respect to the purchase and sale of the Shares hereunder (the "Section 338(h)(10) Election"). In particular, and not by way of limitation, promptly following the Closing Date, Buyer and Shareholder shall jointly execute necessary copies of IRS Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations. Shareholder shall (i) include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on his individual tax return as required by applicable Law and (ii) shall indemnify, defend and hold harmless Buyer from, against and with respect to, and shall pay and reimburse Buyer for any liability for Taxes imposed by the State of Georgia on income as a result of the deemed sale resulting from the Section 338(h)(10) Election.

                (b) The allocation of purchase price among the assets of the Company shall be made in accordance with Code ss. 338 and ss.1060 and any comparable provisions of state or local Law, as appropriate. Shareholder and Buyer shall mutually agree on the determination of such purchase price allocations promptly following the Closing and shall report, act, and file Tax Returns in all respects and for all purposes consistent with such determination. Buyer and Shareholder hereby agree to timely file IRS Form 8594 based on the allocations so determined.

                (c) Shareholder shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due any Tax Return of the Company that is required to include the operations, ownership, assets, or activities of the Company for Tax periods ending on or before the Closing Date. In any case where a Tax Return is required to be filed by the Company on or before the Closing Date, Shareholder shall cause the Company to prepare and file such Tax Return on or before the due date thereof (unless an extension is granted) and shall pay, or cause the Company to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to a Tax Return for which an extension has been granted) or which are otherwise required to be paid at any time prior to or during such period. Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax

         Returns of the Company that are required to include the operations, ownership, assets, or activities of the Company for any Tax periods ending after the Closing Date.

                (d) Buyer and Shareholder shall, at their own cost and expense, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Buyer, the Company, Shareholder, and their respective Affiliates shall preserve all information, returns, books, record and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

                5.6. Continuation of Best Efforts. Shareholder covenants and agrees that following the Closing Date, Shareholder shall (i) use commercially reasonable best efforts to preserve and maintain for the benefit of Buyer the goodwill of the Company's business and the goodwill and relationship of the Company with each of its customers, suppliers and employees and (ii) take all reasonable steps to ensure the smooth and expedient integration of the Business into Buyer's managerial and operational structure. Furthermore, Shareholder shall not willfully take any action, or omit to take any action, that would reasonably be expected to be detrimental to the Business.

                5.7. Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may be reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall not subordinate any payment to Shareholder due by Buyer under this Agreement in right or priority of payment to any other unsecured creditor of Buyer.

         6.     INDEMNIFICATION

                6.1. By Shareholder. Upon the terms and subject to the conditions set forth in this Article 6, Shareholder shall indemnify, defend and hold harmless Buyer, the Company and their Affiliates, shareholders, directors, officers, employees, agents and other representatives (collectively, the "Buyer Indemnified Parties"), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Shareholder contained in or made pursuant to this Agreement; (b) any breach of any covenant of Shareholder contained in or made pursuant to this Agreement; or (c) any other Claim arising with respect to the conduct of the Business prior to the Effective Time (including any indebtedness for borrowed money), other than accrued expenses, accounts payable and such other ongoing obligations incurred in the ordinary course of business and consistent with past practice, and other than any Liability disclosed to Buyer in this Agreement or the Disclosure Schedule.

                6.2. By Buyer. Upon the terms and subject to the conditions set forth in this Article 6, Buyer shall indemnify, defend and hold harmless Shareholder and his agents and other representatives (collectively, the "Shareholder Indemnified Parties"), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Shareholder Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) any breach of any covenant of Buyer contained in this Agreement; or (c) any Claim arising with respect to the conduct of the Business following the Effective Time.

                6.3. Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a "Third Party Claim"):

                (a) Notice and Defense. The Party or Parties seeking to be indemnified (collectively, the "Indemnified Party") shall give the Party or Parties from whom indemnification is sought (collectively, the "Indemnifying Party") prompt written notice (and in any event written notice delivered within sixty (60) calendar days after the receipt of service or other notice of the commencement of any suit, action or arbitration proceeding) of the Third Party Claim. The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party's undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party's duties or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim.

                (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                (c) Indemnified Party's Rights. Notwithstanding anything to the contrary in this Article 6, (i) if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, and (ii) the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the Third Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim.

                6.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the person or entity that made the Third Party Claim.

                6.5. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

                (a) Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation, warranty, or covenant after the lapse of two (2) years after the Closing Date. Regardless of the foregoing, however, or any other provision of this
         Agreement:

                        There shall be no time limitation on any claim or
                action brought for (A) breach of any representation or warranty made in or pursuant to Sections 3.2 or 3.12(b), or
                (B) breach of any covenant contained in Sections 5.3, 5.4 or 5.6, and Shareholder hereby waives all applicable statutory limitation periods with respect thereto.

                        (i) Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.6 or 3.17 may be brought at any time until the date that is thirty
                (30) calendar days after the underlying obligation is barred by the applicable period of limitation under federal and state Laws relating thereto (as such period may be extended by waiver).

                        (ii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect a Party's right to make a claim or action based on the breach of representation or warranty still surviving.

                        (iii) Neither Buyer's nor Shareholder's right to indemnification hereunder based on breaches of the other party's representations, warranties, covenants, and obligations will be adversely affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing. The waiver of any condition based on the accuracy of any representation and warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification hereunder based on such representations, warranties, covenants, and obligations.

                (b) Amount. The aggregate amount of all Claims for which Buyer Indemnified Parties shall be entitled to recover from Shareholder for breach of a representation, warranty or covenant under Section 6.1(a) and (b) shall not exceed Two Million One Hundred Twenty-One Thousand Dollars ($2,121,000.00). The aggregate amount of all Claims for which Shareholder Indemnified Parties shall be entitled to recover from Buyer for breach of a representation, warranty or covenant under
         Section 6.2(a) and (b) shall not exceed the amount of the Purchase
         Price.

                6.6. No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing.

                6.7. Set Off. Buyer may, in addition to any other rights and remedies that may be available to it under this Article 6, set off all or any portion of such amounts against any amounts due and owing from Buyer or the Company to Shareholder. Any amounts so set off shall be deemed to have been paid to Shareholder as of the date on which written demand for payment of the amount in question was given to Shareholder.

         7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligation of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

                7.1. Representations True. The representations and warranties of Shareholder contained in this Agreement shall be true and accurate on and as of the Closing Date to the same extent and with the same force and effect as if made on such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be true and accurate only as of such date or with respect to such period, and except as affected by the transactions contemplated under this Agreement).

                7.2. Performance of Obligations. Shareholder shall have performed the obligations under this Agreement required to be performed by Shareholder on or before the Closing Date.

                7.3. Receipt of Documents by Buyer. Buyer has received the documents required by Section 9.2.

                7.4. No Litigation. ..No suit, action, or other proceeding is threatened or pending before any court or other Governmental Entity in which it will be or it is sought to restrain or prohibit or to obtain damages or relief in connection with this Agreement or the consummation of this Agreement, and no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Laws, ordinance, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

                7.5 No Company Material Adverse Change. No Company Material Adverse Change shall have occurred since December 31, 2004.

                7.6. Consents. Shareholder and the Company shall have obtained in form and substance satisfactory to Buyer the consents set forth in
Schedule 7.6 (the "Required Consents").


         8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER

         The obligation of Shareholder to effect the transaction contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

                8.1. Representations True. The representations and warranties of Buyer contained in this Agreement are true and accurate on and as of the Closing Date to the same extent and with the same force and effect as if made on such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be true and accurate only as of such date or with respect to such period, and except as affected by the transactions contemplated under this Agreement).

                8.2. Performance of Obligations. Buyer shall have performed the obligations under this Agreement required to be performed by it on or before the Closing Date.

                8.3. Receipt of Documents by Shareholder. Buyer has received the documents required by Section 9.3.

                8.4. No Litigation. No suit, action, or other proceeding is threatened or pending before any court or Governmental Entity in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, and no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Laws, ordinance, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

                8.5. Consents. Shareholder and the Company shall have obtained the Required Consents.

         9.     CLOSING

                9.1. Closing Date; Location. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the Chicago offices of Foley & Lardner LLP, at 10:00 a.m., local time, on the third business day after the date on which all conditions to closing contained in this Agreement are satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place or time, or on such other date, as the parties may agree in writing. The actual time and date of the Closing is referred to as the "Closing Date." If the Closing occurs, then the Closing shall be deemed to be effective as of the Effective Time.

                9.2. Documents to be Delivered by the Company and Shareholder. At the Closing, Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                (a) Shareholder Employment Agreement. An Employment Agreement by and between the Company and Shareholder, in the form attached hereto as Exhibit 9.2(a) (the "Stoops Employment Agreement"), duly executed by Shareholder.

                (b) Share Certificates. The certificate(s) representing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer good title to the Shares.

                (c) Certified Charter. A copy of the charter of the Company, certified by the Secretary of State of the State of Georgia.

                (d) Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of the Company, certified by the secretary thereof.

                (e) Certificate of Existence. A Certificate of Existence for the Company, issued by the Georgia Secretary of State.;

                (f) Lien Releases. Such pay-off letters, mortgage releases, UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any Liens affecting the Business, in form and substance reasonably satisfactory to Buyer.

                (g) Consents to Assignment. Such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the assignment of any Contracts of the Company under which the transfer of the Shares would constitute an assignment requiring the consent of the contracting party or a termination of such Contract, in form and substance reasonably satisfactory to Buyer, including, without limitation, the Required Consents.

                (h) 338(h)(10) Election. Properly executed Internal Revenue Service Forms 8023, and any other federal, state or foreign forms, elections or statements necessary to make a valid Section 338(h)(10) Election.

                (i) Release. A Release by Shareholder in favor of the Company, in the form attached hereto as Exhibit 9.2(i), duly executed by Shareholder.

                (j) Resignations. Resignations, in form and substance reasonably satisfactory to Buyer, executed by the directors and officers of the Company.

                (k) Books and Records. All of the original books, records, ledgers, disks, proprietary information and other date and all other written or electronic depositories of information of and relating to the Company.

                (l) Termination of Employee Pension Plan. A termination agreement, in a form agreeable to Buyer, for each Employee Plan/ Agreement, which shall include a statement that the Company has no liability under such Employee Plan/Agreement, and that the beneficiary of such plan releases the Company from any unknown or unforeseen liability with respect to such Employee Plan/Agreement, whether now existing or hereafter arising.

                (m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

                9.3. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Company, the Initial Payment; and the following documents, in each case duly executed or otherwise in proper form:

                (a) Stoops Employment Agreement. The Stoops Employment Agreement, duly executed by Buyer.

                (b) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Shareholder pursuant to the terms hereof, in form and substance reasonably satisfactory to Shareholder.

                (c) Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

                (d) Other Documents. All other documents, instruments or writings required to be delivered to Shareholder at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Shareholder may reasonably request.

         10.    TERMINATION OF AGREEMENT

                10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the execution of this Agreement by all Parties hereto:

                (a)     by the mutual written consent of Shareholder and Buyer;

                (b) by either Shareholder or Buyer if the Closing shall not have occurred on or before August 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the transaction contemplated herein to be consummated by such time;

                (c) by either Shareholder or Buyer if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Agreement substantially on the terms contemplated hereby or (ii) (A) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable and (B) the Party seeking to terminate this Agreement pursuant to this Section 10.1(c)(ii) shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction; or

                (d) by either Shareholder or Buyer if there shall have been a material breach by the other of any of its or his representations, warranties, covenants or agreements contained in this Agreement, which, if not cured, would cause the conditions set forth in Articles 7 or 8, as the case may be, not to be satisfied, and such breach shall not have been cured within thirty (30) days after notice thereof shall have been received by the Party alleged to be in breach.

                (e) By Shareholder or Buyer, if the Required Consents have not been obtained by August 31. 2005.

                10.2. Effect of Termination. In the event of termination of this Agreement by Shareholder or Buyer, as provided in Section 10.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on Shareholder or Buyer or their respective officers or directors (except as set forth in this Section 10.2, which shall survive the termination) and all rights and obligations of each Party hereof shall cease; provided, however, that nothing contained in this Section 10.2 shall relieve any Party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

         11.    MISCELLANEOUS

                11.1. Disclosure Schedule. Shareholder has prepared the schedules attached to this Agreement (individually, a "Schedule" and collectively, the "Disclosure Schedule") and delivered them to Buyer on the date hereof. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule, and any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other article or section of this Agreement to which such information is responsive. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

                11.2. Publicity. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses. Notwithstanding the foregoing, the Company and Shareholder acknowledge that as a public company registered with Securities and Exchange Commission, Buyer is subject to federal and state securities laws and regulations that may create a legal obligation to disclose certain information that is Confidential Information under this Agreement. Disclosure of Confidential Information, including the existence and terms of this Agreement, pursuant to securities laws will not constitute a breach of this Agreement.

                11.3. Assignment. Except to the extent otherwise expressly set forth in this Agreement, including Section 1.2 and Section 5.3, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party or Parties, and any attempted assignment without such consent shall be void and without legal effect.

                11.4. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing contained in this Agreement shall be deemed to confer upon any person any right relating in any way to employment or terms of employment with the Company, Buyer or any of their respective Affiliates.

                11.5. Law Governing Agreement; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, either the Cook County Circuit Court for the State of Illinois or the United States District Court for the Northern District of Illinois, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.

                11.6. Severability. If the Tribunal or any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 5.3 and Section 5.4, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

                11.7. Amendment and Modification. The Parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by Shareholder.

                11.8. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                11.9. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable Parties at their respective addresses indicated in this Section
11.9 by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

                        (i)     If to Shareholder, to:

                                GTS Consulting, Inc.
                                105 Hembree Park Drive, Suite C
                                Roswell, GA 30076
                                Attention:  Dr. Glenn T. Stoops
                                Facsimile: 678-352-8010

                                (with a copy to)

                                Hoffman & Associates, Attorneys-at-Law, L.L.C. 6100 Lake Forrest Drive, Suite 300
                                Atlanta, Georgia, 30328
                                Attention:  Mr. Joseph B. Nagel
                                Facsimile:  (404) 255-7480

                        (ii)    If to Buyer, to:

                                Inforte Corp.
                                150 North Michigan Avenue, Suite 3400
                                Chicago, IL 60601
                                Attention:  Mr. Nick Heyes
                                Facsimile:  312-332-9207

                                (with a copy to)

                                Foley & Lardner LLP
                                321 North Clark Street, Suite 2800
                                Chicago, IL 60610
                                Attention:  Mr. Edwin D. Mason
                                Facsimile:  312-832-4700

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

                11.10.  Expenses.

                (a) Professional Fees. Shareholder shall be liable for, and shall indemnify, defend, and hold Buyer harmless from and against all fees and expenses of the Company's and/or Shareholder's legal, accounting, investment banking and other professional counsel in connection with the transaction contemplated hereby ("Shareholder's Professional Fees"); provided, however, that (i) Buyer shall pay the cost of an audit of the Company if such audit is deemed necessary by Buyer and (ii) Shareholder shall have no obligation to pay Buyer, or to indemnify, defend, and hold Buyer harmless from and against, one-half of Shareholder's Professional Fees up to a total of Fifteen Thousand Dollars ($15,000) (i.e., one-half of up to $15,000, or up to $7,500).

                (b) Brokerage. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof. Shareholder shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by Shareholder or the Company in connection with the transactions provided for herein or the negotiation thereof.

                (c) Transfer Taxes. Shareholder shall pay all Taxes applicable to, imposed upon or arising out of the sale or transfer of the Shares to Buyer and the other transactions contemplated hereby.

                (d) Bulk Sales. To the extent applicable, Buyer hereby waives compliance with the provisions of the Georgia Uniform Commercial Code Bulk Sales laws.

                (e) Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                11.11. Equitable Relief. Shareholder agrees that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by Shareholder of the provisions of Section 5.3 or
Section 5.4 will result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 11.11 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

                11.12. Interpretive Provisions. The term "knowledge" when used in the phrases "to Shareholder's knowledge" or "Shareholder has no knowledge" or words of similar import shall mean, and shall be limited to, the actual and imputed knowledge of Shareholder, assuming that such person has made a reasonable inquiry and investigation. The terms "including" and "include" shall mean "including without limitation" and "include without limitation," respectively.

                11.13. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter (including the Letter of Intent, dated April 24, 2005), among the Parties and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.

                11.14. Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                11.15. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                11.16. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                11.17. Definitions. For purposes of this Agreement, the following capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them as set forth below:

                (a) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.

                (b)     ""*"" means "*".

                (c) "Business Trade Rights" means Trade Rights controlled by the Company relating to the Business.

                (d) "Buyer Net Working Capital" means the current assets (but including investment grade marketable securities having a maturity of two or fewer years) less current liabilities of Buyer, on a consolidated basis, calculated in accordance with GAAP.

                (e) "Claim" means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

                (f) "Change of Control Event" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons on an arm's-length basis pursuant to which such Person or group (i) acquires (whether by merger, purchase of equity interests, recapitalization, reorganization, redemption of equity interests or otherwise) more than 50% of the voting power of Buyer or
         (ii) acquires assets constituting all or substantially all of the assets of Buyer; provided, however, that. in no event shall a "Change of Control Event" be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of Buyer or any of its Affiliates or (ii) contributing assets or equity to entities controlled by or under common control with Buyer.

                (g) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act, as amended.

                (h) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                (i) "Company Material Adverse Change" shall have the meaning ascribed to the term in Section 3.8(a).

                (j) "Competitor" means any person or entity that now or hereafter engages in or attempts to engage in any aspect of the Business.

                (k) "Confidential Information" means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which the Company or any Shareholder has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, the Business, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting "trade secrets" under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by Shareholder.

                (l) "Contract" shall have the meaning ascribed to that term in Section 3.14(a).

                (m) "Effective Time" means the close of business on the business day immediately prior to the Closing Date.

                (n)     ""*"" means "*".

                (o) "Environmental Laws" means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                (p) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                (q) "ERISA Affiliate" means any entity that is a member of a controlled group of corporations (as defined in Code ss. 414(b)) of which the Company is a member, an unincorporated trade or business under common control with the Company (as determined under Code ss. 414(c)), or a member of an "affiliated service group" (within the meaning of Code ss. 414(m) of the Code) of which the Company is a member.

                (r) "GAAP" means generally accepted accounting principles consistently applied.

                (s) "Governmental Entities" means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

                (t) "Independent Accountant" means any qualified, impartial, and disinterested certified financial accountant approved by both Buyer and Shareholder.

                (u)     "IRS" means the Internal Revenue Service.

                (v) "Laws" means any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation.

                (w) "Liability" or "Liabilities" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

                (x) "Lien" means any mortgage, lien (statutory or otherwise), security interest, claim or other encumbrance of any nature whatsoever.

                (y) "Net Revenue" means the gross revenue of the Company generated in accordance with the Company's customary business practices (meaning, for example, that the Company shall not recognize revenue at billing rates that the Company does not reasonably believe are collectible or perform services for a client that the Company would ordinarily consider too great a credit risk), as calculated in accordance with GAAP in accordance with Buyer's past practices, less the amount of reimbursable project-related expenses incurred by the Company during such period (provided, that with respect to projects in which rates are quoted to a client inclusive of project-related expenses, the basis for the Net Revenue calculation shall be the total project hours performed multiplied by the rate per hour, less the amount of expenses actually incurred which would customarily be reimburseable if the project were not being billed on an inclusive basis).

                (z) "Orders" means any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

                (aa) "Party" or "Parties" means Buyer, the Company and/or Shareholder, as the case may be.

                (bb) "Person" means any individual, corporation, governmental agency or authority, limited liability company, partnership, trust, unincorporated association, or other entity.

                (cc) "Products/Services" means all products or services currently or at any time previously sold by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company, as part of, in or through the operations of the Business.

                (dd) "Revenue Measurement Period" means the twelve (12)-month period commencing on the Closing Date.

                (ee) "Required Consents" has the meaning ascribed to that term in Section 7.6.

                (ff)    "SEC" means the U.S. Securities and Exchange Commission.

                (gg) "Securities Act" means the Securities Act of 1933, as amended.

                (hh) "Shareholder Professional Fees" has the meaning ascribed to that term in Section 11.10(a).

                (ii) "Taxes" means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

                (jj) "Tax Return" means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

                (kk) "Trade Rights" means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

                (ll) "Transfer" means any sale, gift, bequest, assignment, distribution, conveyance, pledge, hypothecation, encumberance, or other transfer or disposition, whether voluntary or involuntary by operation of Law or otherwise, and whether inter vivos or testamentary.

                (mm) "Waste" means emissions, discharges, generation, storage, handling, use, transport, disposal, spills, releases or threatened releases of (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," "pollutant" or "contaminant" under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

                     [The next page is the signature page.]

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

                                        BUYER


                                        INFORTE CORP.


                                        By:    /s/ Nick Heyes
                                             -----------------------------------
                                        Name:  Nick Heyes
                                        Title:    Chief Financial Officer



                                        SHAREHOLDER



                                        /s/ Dr. Glenn T. Stoops
                                        ----------------------------------------
                                        Dr. Glenn T. Stoops






* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.